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Exhibit 5.3

June 29, 2017

NGL Crude Cushing, LLC
NGL Crude Pipelines, LLC
6120 S. Yale Ave., Suite 805
Tulsa, Oklahoma 74136

Re:    U.S. $500,000,000 of 6.125% Senior Notes due 2025.

Ladies and Gentlemen:

        I am the Senior Vice President, General Counsel & Corporate Secretary of NGL Energy Holdings LLC, the general partner of NGL Energy Partners LP, a Delaware limited partnership (the "Partnership"), and in such capacity, I have acted as counsel to NGL Crude Cushing, LLC, an Oklahoma limited liability company ("NGL Crude"), and NGL Crude Pipelines, LLC, an Oklahoma limited liability company ("NGL Pipelines" and, together with NGL Crude, the "Oklahoma Guarantors" and each an "Oklahoma Guarantor") in connection with the guarantees by the Oklahoma Guarantors (the "Oklahoma Guarantees") of $500,000,000 aggregate principal amount of 6.125% Senior Notes due 2025 (the "Exchange Notes") that are being issued by NGL Energy Partners LP, a Delaware limited partnership (the "Partnership") and NGL Energy Finance Corp., a Delaware corporation ("NGL Finance" and, together with the Partnership, the "Issuers"), in exchange for a like principal amount of the Issuers' issued and outstanding 6.125% Senior Notes due 2025.

        In rendering the opinions set forth herein, I have examined and relied on copies, certified or otherwise identified to my satisfaction, of the following:

          (a)   the executed Indenture dated as of February 22, 2017 (the "Indenture"), among the Issuers, the subsidiaries of the Partnership party thereto and U.S. Bank National Association, as trustee (the "Trustee");

          (b)   the form of the Exchange Notes attached as an exhibit to the Indenture (including the form of endorsement thereon of the Oklahoma Guarantees);

          (c)   the Registration Statement on Form S-4, filed by the Issuers and several other subsidiaries of the Partnership with the United States Securities and Exchange Commission (the "Commission") on June 29, 2017 (the "Registration Statement"), including the prospectus constituting a portion thereof;

          (d)   the certificate of limited liability company of NGL Crude, as amended, certified by the Secretary of State of the State of Oklahoma as of February 8, 2017, as in effect at the time of the adoption of the NGL Resolutions (as defined below) and at all subsequent times through and including the date hereof;

          (e)   the certificate of limited liability company of NGL Pipelines, as amended, certified by the Secretary of State of the State of Oklahoma as of February 8, 2017, as in effect at the time of the adoption of the NGL Resolutions (as defined below) and at all subsequent times through and including the date hereof;

          (f)    the Second Amended and Restated Operating Agreement of NGL Crude, as in effect at the time of the adoption of the NGL Crude Resolutions and at all subsequent times through and including the date hereof;

          (g)   the Second Amended and Restated Operating Agreement of NGL Pipelines, as in effect at the time of the adoption of the NGL Resolutions and at all subsequent times through and including the date hereof;

          (h)   a copy of those certain resolutions of the Board of Directors dated February 7, 2017 and of the Pricing Committee dated February 16, 2017, of the parent entities of the Oklahoma Guarantors; which have been adopted, consented to and approved by the Oklahoma Guarantors by Omnibus Written Consent dated February 14, 2017 (the "NGL Resolutions"); and

          (i)    certificates of the Secretary of State of the State of Oklahoma, each dated as of a recent date, as to the corporate existence and good standing of each of the Oklahoma Guarantors.

        The documents listed as items (a)-(c) above are collectively referred to herein as the "Transaction Documents." The documents listed as items (d)-(i) above are collectively referred to herein as the "Authority Documents."

        I have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. I have relied as to factual matters upon, and have assumed the accuracy of, the certificates and other statements or information of or from public officials and officers and representatives of the Oklahoma Guarantors.

        I have also assumed: (i) the due execution and delivery of the Indenture and the Exchange Notes by the parties thereto, including by the Oklahoma Guarantors, to the extent such execution and delivery are questions of laws of jurisdictions other than the State of Oklahoma; (ii) to the extent the Transaction Documents purport to be governed by the laws of a jurisdiction other than the State of Oklahoma, the Transaction Documents constitute valid, legal and binding obligations of the parties thereto, enforceable in accordance with their terms under the laws of such other jurisdiction; and (iii) the truthfulness and accuracy of the factual representations contained in the Transaction Documents and the Authority Documents.

        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

          1.     Each Oklahoma Guarantor is a limited liability company validly existing and in good standing under the Oklahoma Limited Liability Company Act, as amended.

          2.     Each Oklahoma Guarantor has the requisite business entity power and authority to enter into the Indenture under the applicable laws of the State of Oklahoma.

          3.     The Indenture (which includes the Oklahoma Guarantees) has been duly authorized, executed and delivered by each of the Oklahoma Guarantors under the applicable laws of the State of Oklahoma.

        I am a member of the bar of the State of Oklahoma, and I express no opinion with regard to any matter that may be governed by the law of any jurisdiction other than the State of Oklahoma. In rendering the foregoing opinions, my examination of matters of law has been limited to the applicable laws of the State of Oklahoma as in effect on the date hereof. Without limiting the generality of and subject to the foregoing, in rendering the opinions herein I have considered only those laws, statutes, rules and regulations that, in my experience, are customarily applicable to transactions of the character contemplated by the Transaction Documents.

        This opinion letter is rendered as of the date first set forth above, and I express no opinion as to circumstances or events which may occur subsequent to such date. I disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in any law.

        I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Sincerely,
/s/ KURSTON P. MCMURRAY

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  Exhibit 5.3